Exhibit 10.31
CRO SERVICES AGREEMENT
This CRO Services Agreement (the “Master Agreement”) is entered into as of March 25th, 2010 (the “Effective Date”) by and between Kips Bay Medical, Inc. with a principal place of business at 3405 Annapolis Lane North, Suite 200 Minneapolis, MN 55447(the “Sponsor”) and Symbios Clinical, Inc. with a principal place of business at 3787 95th Ave. NE Suite 100 Blaine, MN 55014 (“Symbios”).
WHEREAS, the Sponsor desires to engage Symbios for the purpose of assisting the Sponsor in, clinical activities, as described in the attached Project Agreement during the period of this Agreement; and
WHEREAS, Symbios is a Contract Research Organization (CRO) supporting medical device research, and is willing and able to provide consulting services to the Sponsor according to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained below, the parties agree as follows:
1. Engagement for CRO Services. Pursuant to the terms of this Agreement, the Sponsor hereby engages Symbios and Symbios hereby accepts such engagement, to consult and provide CRO services with the Sponsor with respect to its business upon the Sponsor’s request. Symbios is an independent contractor, and unless specifically authorized in writing by Sponsor, Symbios shall have no authority to act on behalf of or bind the Sponsor in any way by any promise, representation, or agreement. Unless specifically authorized in writing by Symbios the Sponsor shall have no authority to act on behalf of or bind Symbios in any way by any promise, representation, or agreement. No employee or other person working for or on behalf of a party shall be considered to be an employee of the other party under any circumstance or for any purpose, including but not limited to, healthcare or other employee benefits, workmen’s compensation and unemployment insurance; payment of Federal and State income taxes; estimated taxes; any sales, use and services taxes; and all other Federal, State, local, and foreign taxes of any nature imposed with respect to any services or payment under this Agreement.
2. Services to be Rendered
     2.1 Project Agreements. Symbios agrees to provide services to the Sponsor as requested by the Sponsor in connection with activities to be specified during the period of each individual Project Agreement. The CRO services to be performed by Symbios shall be set forth in a Project Agreement executed by the parties and in the form attached to this Master Agreement. Each Project Agreement shall set forth a description of the project; Study Assumptions, Deliverables, Study Timeline, and Scope of Work; Study Budget and CRO Service Fees; Payment Terms, if different than section 4.2 of this Master Agreement. Symbios may at its discretion subcontract work outlined in the Project Agreement. Any such work shall involve an agreement between Symbios and the subcontractor, and will not alter the terms of this Master Agreement. A Project Agreement shall be valid and enforceable when signed by an authorized representative of both parties. Additional work shall not be performed beyond the description, time and cost stated in the Project Agreement, unless an additional or amended Project Agreement is executed by an authorized representative of both parties.
     2.2 Ownership.
          (a) Symbios Documents and Other Technology. Unless otherwise set forth in the relevant Project Agreement, all document templates used or developed by Symbios in performing the services hereunder (“Symbios Documents”) shall at all times remain the sole and exclusive property of Symbios, excluding any Confidential Information of Sponsor contained therein. Symbios hereby grants to Sponsor a non-exclusive, royalty-free, limited license, to use the Symbios Documents solely in conjunction with the Project Agreement. Any other technology or materials used by Symbios in the

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performance of any services hereunder shall be set forth in the relevant Project Agreement, and the Project Agreement shall also set forth the ownership rights of the parties in such technology or materials, as applicable to each individual project.
          (b) Ownership of Intellectual Property. Except for the portion of the Symbios Documents not containing Confidential Information, Sponsor will own all right, title and interest in and to any and all deliverables, specifications or other materials developed, originated or conceived by Symbios in the performance of its obligations under this Agreement (including, but not limited to, all inventions, ideas, processes, trade secrets, methods, formulas, algorithms, data, programs, works of authorship, improvements, designs, devices, and techniques conceived or originated by Symbios with use of Confidential Information or in the course of providing services hereunder) regardless of the form in which it is provided to Sponsor. Subject to Symbios’ ownership rights in the Symbios Documents as set forth in Section 2.2(a), Symbios hereby assigns to Sponsor all right, title and interest in and to such deliverables, Specifications and other materials, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Symbios, either alone or jointly with others, as a result of Symbios’ performance of this Agreement. Where applicable, original works of authorship that are made by Symbios, either alone or jointly with others, as a result of Symbios’ performance under this Agreement and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., §101).
3. Period of the Contract
     3.1 Term. The contract period shall extend five (5) years from the date of this Agreement and shall renew automatically for a period of one year unless terminated as provided herein.
     3.2 Termination. Either party may terminate the Agreement: (a) at any time upon written notice, effective 30 days after receipt by the other party of the notice; (b) due to a material breach of this Agreement by the other party, which is not cured within thirty (30) days of receipt of written notice thereof; or (c) at any time effective immediately upon notice to the other party if a party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business.
     3.3 Effect of Termination.
          (a) Return of Confidential Information; Submission of Materials. Within thirty (30) days of termination of this Agreement for any reason, Symbios will return or destroy all copies of the Confidential Information (as defined in Section 5), and will provide written certification of destruction, if requested by Sponsor. Upon termination of this Agreement for any reason, any work undertaken by Symbios up to the date of termination, whether or not completed, will be submitted to Sponsor within ten (10) days after the effective date of termination and Symbios shall not retain any copies thereof except that Symbios may retain those portions of the Symbios Documents that do not contain any Confidential Information.
          (b) Payment. Sponsor’s sole obligation on termination shall be the pro rata payment to Symbios of fees earned and the entirety of any approved expenses incurred by Symbios as a result of work actually performed prior to the effective date of the termination.
          (c) Survival. Sections 2.2, 3.3, and 5 through 11 will survive termination or expiration of this Agreement for any reason.

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4. Compensation
     4.1 Fees and Expenses. For the CRO services described herein, Symbios fees vary based on the volume of work and the level of expertise required. The fees charged for specific projects will be as expressly set forth in the applicable Project Agreement. Symbios shall be reimbursed by the Sponsor for pre-approved expenses incurred by Symbios in performing duties under this Agreement, including, without limitation travel, supplies, shipping, and third-party vendor services expenses incurred by Symbios in rendering services. Reimbursement of such expenses shall be made on the basis of itemized statements submitted by Symbios. Upon request, Symbios shall make available any supporting documentation (e.g. receipts) for such expenses.
     4.2 Payment. Unless otherwise stated in the Project Agreement, Symbios will invoice the Sponsor on a monthly basis for time and expenses incurred during the previous month. Upon acceptance of the deliverables by Sponsor pursuant to the applicable Project Agreement, payment of fees and reimbursement for expenses shall be made within thirty (30) days of receipt of an itemized monthly invoice and evidence of expenditures from Symbios.
5. Confidential Information - The parties recognize that all of the Sponsor’s proprietary and/or confidential information including, but not limited to, operating methods, technology, ideas, data, devices, trade secrets, inventions, patents, patent applications, trademarks, trademark applications, processes, improvements, know how, other works of authorship, designs, marketing and regulatory strategy, customer lists, and any other proprietary or confidential information (“Confidential Information”) of the Sponsor is unique and was developed or acquired at great cost to and investment by the Sponsor. As such, any Confidential Information obtained by Symbios from the Sponsor since the Effective Date, regardless of the form in which it was disclosed, shall be kept secret and not revealed, divulged, used, or made known to anyone, except as required by law (based on the opinion of Symbios’ legal counsel and provided that Symbios provides the Sponsor with reasonable advance notice of such required disclosure, use, release or divulgence) or to discharge Symbios’ duties described herein.
     5.1 Information is not confidential or proprietary if it is in the public domain at the time the Sponsor discloses it to Symbios, was known to Symbios prior to the Effective Date and disclosed under no duty of confidentiality, or becomes known to Symbios from a source independent of the Sponsor and such source is under no duty of confidentiality to Sponsor.
     5.2 Symbios may disclose confidential and proprietary information acquired as a result of this Agreement only to its employees, agents or affiliates who (a) have a need to know such information for the purpose of Symbios’ performance hereunder, and (b) are subject to a confidentiality or nondisclosure agreement substantially similar to the confidentiality and nondisclosure terms set forth in this Agreement that protects as confidential any information disclosed as a result of this Agreement.
6. Representations, Indemnification and Limitation of Liability.
     6.1 Representations. Symbios represents the following to Sponsor: (a) Symbios’ performance of the terms of this Agreement does not breach any other arrangement or agreement to which Symbios or any of its employees are a party, or create any conflict of interest on the part of Symbios or any of its employees whatsoever; (b) all deliverables will conform to the activities and specifications detailed in the Project Agreement (the failure of the deliverables to so match the specifications detailed in the Project Agreement will be promptly cured by Symbios at the Sponsor’s request during the term of this Agreement).

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     6.2 Indemnification. Symbios will indemnify, defend and hold Sponsor harmless against any and all losses, damages, demands, costs and expenses, including reasonable attorney’s fees, arising from any suit, claim or proceeding brought against Sponsor by a third party relating to: (i) use of the Symbios Documents and other technology; and (ii) a breach by Symbios of its obligations under this Agreement, including, without limitation, the representations described in Section 6.1. The Sponsor will promptly notify Symbios of any such claim, and will provide reasonable cooperation and assistance to Symbios in defending the action by providing, at Symbios’ expense, the information and assistance Symbios reasonably needs.
Sponsor agrees to defend, indemnify and hold Symbios harmless against any and all losses, damages, demands, costs and expenses, including reasonable attorney’s fees, arising from any suit, claim or proceeding brought against Symbios by a third party relating to: (i) implementation or use of the Sponsor Documents (including but not limited to study protocol and case report forms) and other technology; (ii) a breach by the Sponsor of its obligations under this Agreement and (iii) defect or malfunction related to the Sponsor’s device. Symbios will promptly notify the Sponsor of any such claim, and will assist Sponsor in defending the action by providing, at Sponsor’s expense, the information and assistance Sponsor reasonably needs. except to the extent that such losses, costs, claims, demands, judgments or liability are due to Symbios’s negligence or wrongful act(s).
     6.3 Limitation of Liability. Neither party will be liable to the other for any special, incidental, consequential, indirect, or punitive damages (including, without limitation, loss of profits), even if advised of the possibility thereof.
7. Waiver and Modification; Severability - No breach of any provision of this Agreement by the parties can be waived unless it is in writing. Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision in the Agreement. This Agreement can be modified only by written agreement of both parties. If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, that or provision term will be deemed stricken from this Agreement, but such invalidity or unenforceability will not invalidate any of the other terms or provisions of this Agreement.
8. Governing Law - The laws of the state of Minnesota will govern the validity, construction, and performance of this Agreement.
9. Entire Agreement; Assignment; Binding Effect. - This document and all attachments hereto constitute the entire Agreement of the parties. In the event of a conflict between the terms of this Agreement and any Project Agreement, the terms of the Project Agreement shall control. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which, taken together, shall upon execution and delivery of identical counterparts by both of the parties, comprise a single agreement. This Agreement supersedes any and all prior oral or written agreements, arrangements, or communications by and between the parties with respect to the subject matter hereof. Symbios shall not assign any of its rights or obligations under this Agreement without the prior written consent of Sponsor. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.
10. Force Majeure. Neither party shall be liable for its failure to perform any of its obligations under this Agreement due to any circumstances beyond its reasonable control, including, without limitation, acts of government, riots, disturbance, war, strikes, prolonged shortage of supplies, fire, flood, and other natural disasters, provided that the party experiencing the delay promptly notifies the other of the delay.
11. Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed effective on the personal delivery of that notice, if mailed, forty-eight (48) hours after being deposited in the United States mail, postage prepaid, and addressed to the party to whom it is directed at the address set forth above (or such other address provided in writing to the other party).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed for and on behalf of each through their employee or agent duly authorized to execute this Agreement, to be effective as of the date provided on the first page of this Agreement.

For:	Symbios Clinical, Inc.	For:	Kips Bay Medical, Inc

By:	/s/ Ryan Wilson	By:	/s/ Michael P. Winegar

Name:	Ryan Wilson	Name:	Michael P. Winegar

Title:	President and CEO	Title:	VP/COO

Date:	March 31, 2010	Date:	March 29, 2010

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PROJECT AGREEMENT NO. 1
FOR: KIPS EMESH STUDY
This Project Agreement dated the 25th day of March 2010 (the “Effective Date”) is between Kips Bay Medical, Inc (“Sponsor”) located at 3405 Annapolis Lane North, Suite 200 Minneapolis, MN 55447 (“Symbios”) located at 3787 - 95th Avenue NE, Suite 100, Blaine, MN 55014 is the first project agreement issued to the Sponsor under the CRO Services Agreement dated March 25, 2010 (hereafter referenced as the “Master Agreement”). Pursuant to the Master Agreement, Symbios has agreed to perform certain Services in accordance with written Project Agreements, such as this Project Agreement, entered into from time to time describing such Services. This Project Agreement sets forth the obligations of the parties with regard to conducting the clinical research study entitled “Kips eMESH Study” (“Study”).
The parties hereby agree as follows:
1.	Project Agreement. This document constitutes a “Project Agreement” under the Master Agreement and this Project Agreement and the services contemplated herein are subject to the terms and provisions of the Master Agreement and all amendments to the Master Agreement.

2.	Services and Payment of Fees and Expenses. The specific services contemplated by this Project Agreement (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

Exhibit	A:	Study Assumptions, Deliverables, Timeline, and Scope
Exhibit	B:	Study Budget & CRO Service Fees
Exhibit	C:	Payment Terms
3.	Term. The term of this Project Agreement shall commence on the Effective Date hereof and shall continue study completion (i.e. all sites are closed), unless this Project Agreement is terminated in accordance with section 3.2 of the Master Agreement.

4.	Standard Operating Procedures. Symbios, in cooperation with Sponsor, shall conduct the Study according to the formats and procedures set forth in Symbios’s Standard Operating Procedures (“SOPs”) for data management related aspects of the Study.

5.	Change in Scope Activities. With respect to any proposed change in work set forth in Exhibit A through C (“Change in Scope”), the parties agree that prior written approval by both parties is required. The prior written approval must include a full description of effort, time and expense of the Change in Scope. The parties agree to use best efforts to diligently negotiate in good faith a mutually acceptable budget for any revision to the Change in Scope services in a timely manner.

6.	Injunctive Relief. The parties acknowledge that damages for any actual or anticipated breach of this agreement may be difficult or impossible to measure and therefore agree that in addition to any other legal or equitable rights, either party shall be entitled to obtain temporary or permanent injunctive relief to enforce the terms hereof, all without notice or bond.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date stated above.

For:	Symbios Clinical, Inc.	For:	Kips Bay Medical, Inc

By:	/s/ Ryan Wilson	By:	/s/ Michael P. Winegar

Name:	Ryan Wilson	Name:	Michael P. Winegar

Title:	President and CEO	Title:	VP/COO

Date:	March 31, 2010	Date:	March 29, 2010

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EXHIBIT A – STUDY ASSUMPTIONS, DELIVERABLES, TIMELINE, AND SCOPE
PROJECT AGREEMENT NO. 1
FOR: KIPS eMESH STUDY

	Activity	Assumptions
IP and Consent Development

Monitoring Plan

Data Management Plan

Communication Plan

Case Report Form (worksheet development)

Edit Checks (development)

Study Start-Up	CRF and Edit Check End User Validation	Estimated hours of 50 CPM hours per month and

CEC Manual of Operations

Start-Up Packet Template

Regulatory Binder Template

Patient Binder Template

Study Binder Preparation

Day-to-day management/oversight of all activities and team members, including site activation, ongoing site management, data management, project schedule, timelines

Coordination with internal functional groups, and other vendors

Protocol deviation and monitoring action item metrics and trending

Reporting on study progress including monitoring and data management metrics

	Amend required documents as needed (monitoring plan and data management plan, IP in coordination with sponsor)	14 months of enrollment

Trial Management	Maintain study project files	12 months post-enrollment

Study team training

Submit SAE reports to sponsor

Coordination of investigator meetings

Management of CEC, management and coordination including scheduling and preparation for CEC meetings

Facilitate DSMB Meetings, and preparation for DSMB meetings

Create and distribute mailings (newsletter, study memos, etc.) Create annual and final reports

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	Activity	Assumptions
Obtain all required documents for site activation (IRB approval, informed consent, contact, etc).

Obtaining and reviewing all required documents for ongoing site participation, including IRB renewals and consent changes.

Center training regarding protocol and data collection.

Communicate with sites to resolve queries.

	Obtain SAE supporting documents.	16 sites activated

	Ensuring protocol compliance and protocol deviation completion.	45 pre-activation site-months

Site Management	Follow-up with site to ensure completion of any monitoring action items.	371 pre-activation site-months

Develop & implement plans to address site issues.

Site communications and study updates.

Ongoing training of new personnel.

Follow-up visit window reminder letters.

Track and replenish patient binders.

Maintain investigator/site files and patient files.

Review all data for accuracy and completeness.

Generate, communicate, and track queries with sites for resolution.

Data Management /	Track the progress of study data.	12,810 pages of CRFs
Review / Query Resolution	Data entry of CEC event classification.

Incorporate data from other sources (central laboratory).

On site qualification, initiation, interim and close out monitoring visits

Monitoring	Scheduling, pre and post visit letters	55 monitoring visits

Completing monitoring report

Debriefing with site manager on outstanding action items.

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	Activity	Assumptions
Training and management of monitors

Coordination of monitoring visits

Monitoring	Ensuring letters (pre and post visit) are completed on time	55 monitoring trips
Management
Reviewing and approving monitoring reports

Design, program and validate database / edit checks.

Design, program and validate data entry screens.

EDC Database	Database monthly hosting.	25 months of hosting

Database lock and final transfer of data.

Transfer of final datasets.

Monitoring Travel Expenses	Airfare/car mileage, hotel, parking, etc.	55 monitoring visits

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EXHIBIT B – STUDY BUDGET & CRO SERVICE FEES
PROJECT AGREEMENT NO. 1
FOR: KIPS eMESH STUDY
The following are the fees corresponding to this Project Agreement:
•	Study Start-Up:
o	$153 per hour for project management support, billed as actual hours until IDE approval

o	$100 per hour for CRA support, billed as actual hours until IDE approval
•	Trial Management:
o	$14,000 per month from IDE approval through completion of enrollment.

o	$9,000 per month from completion of enrollment through study completion (all sites closed, not additional study activities).
•	Site Management:
o	$650 per month, per site will be invoiced starting the first month a site is under Symbios management (i.e. site first approached), until the site is no longer pursuing activation (e.g. site declines or Sponsor elects to drop the site), or until the site is activated (e.g. approved by CRO on Sponsor’s behalf to begin enrolling patients). Once the site is activated, the site management fee is reduced to $500 per month per site until the site is closed and no more communication / management is expected.
•	Data Management:
o	$15 per CRF page reviewed for each patient visit (includes all Case Report Forms associated with the visit).

o	No data entry is required for this study due to the electronic Case Report Forms
•	Monitoring Management:
o	$300 per monitoring visit, per month (e.g. Qualification, Initiation, Interim or Closeout visits, as applicable) effective from the date of the Project Agreement execution.
•	Monitoring:
o	$120 per hour will be the agreed upon rate for protocol training, monitoring time, travel time (portal to portal), administrative time (prep follow-up etc.) and generation of monitoring report. The travel related costs will be bill separately as a pass-through expense to the Sponsor.
•	Pass Through Expenses:
o	All expenses for ancillary services (e.g. pass through expenses such as shipping charges for supplies to sites, travel costs for monitoring (including a $45 per day per diem), and database vendor charges if applicable) that are generated by Symbios at the request of Sponsor, will be considered pass-through expenses with no mark-up.

o	All expenses related to the electronic data collection system, including design, development, hosting, and help support, will be considered pass-through expenses with no mark-up.
•	Cost of Living Adjustments (COLA):
o	Symbios will include Cost of Living Adjustments (COLA) to monthly invoices (excluding pass through expenses), starting 12 months after a Project Agreement is executed. The COLA adjustment (a measure of annual inflation calculated based on changes to the Consumer Price Index) shall be determined by the official website of the United States Social Security Administration (www.ssa.gov/OACT/COLA). Symbios will review the current COLA reference rate on an annual basis, in the last quarter of each calendar

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year, notify Sponsor in writing of the applicable adjustment, and apply the adjustment to future invoices in the next calendar year.
•	Changes in Scope:
o	In the event that during the study, Sponsor requests that Symbios Clinical provide services that differ significantly from the assumptions laid forth in this Exhibit A, the parties agree that the monthly payment amount will be adjusted to reflect the change in the level or timing of services. Such adjustments must be agreed to by the parties in writing.
•	Total Estimated Fees:
o	Service Fees excluding Pass Through: $779,700

o	Pass Through Estimates (including EDC): $112,500
•	Additional Services:
o	Any work not included in the above activity-based quote is billed at the hourly rate with pre-approval from the Sponsor.

o	Any additional clinical services for items not listed in Exhibit A are billed at $153 per hour

o	Statistical services are not included, but are provided at a rate of $175 per hour

o	Regulatory services are not included, but can be provided at a rate of $200 per hour

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EXHIBIT C – PAYMENT TERMS
PROJECT AGREEMENT NO. 1
FOR: KIPS eMESH STUDY
The payment structure shall be in accordance with the study budget defined in Exhibit C and the payment terms for the purposes of this Project Agreement will be as reflected in section 4.2 of the Master Agreement (e.g. net 30 days from invoice receipt). Symbios will invoice Sponsor on a monthly basis.

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			US Sites	US Sites	US Sites
			Pursuing	Activated	Activated
Study Phase	Month	Milestone	Activation	(Incremental)	(cumulative)

Study Development	Jan-10		16
	Feb-10		16
	Mar-10		16
	Apr-10		16
Study Development	May-10	IDE Approval	16
Study Development	Jun-10		13	3	3
Activation + Enrollment	Jul-10		9	4	7
Activation + Enrollment	Aug-10		5	4	11
Activation + Enrollment	Sep-10		2	3	14
Activation + Enrollment	Oct-10			2	16
Activation + Enrollment	Nov-10				16
Activation + Enrollment	Dec-10				16
Activation + Enrollment	Jan-11				16
Activation + Enrollment	Feb-11				16
Enrollment + Follow up	Mar-11				16
Enrollment + Follow up	Apr-11				16
Follow-up	May-11				16
Follow-up	Jun-11				16
Follow-up	Jul-11				16
Follow-up	Aug-11				16
Follow-up	Sep-11				16
Follow-up	Oct-11				16
Follow-up	Nov-11				16
Follow-up	Dec-11				16
Follow-up	Jan-12				16
Follow-up	Feb-12				16
Follow-up	Mar-12				16
Follow-up	Apr-12				16
Follow-up	May-12	PMA Submission			16
Final Cleaning / Final Report	Jun-12				16

		Case Report Forms			Monitoring Trips
Total Patients	Total Patients
Enrolled	Enrolled	Baseline/lm
(Incremental)	(cumulative)	plant	Mon 1	Mon 9	Symblos	KPM	Hourly

							$16,500
							$12,000
							$12,000
							$12,000
6					1
14	14	14			1	1
22	36	22	14		1	1
28	64	28	22			1
32	96	32	28			1
32	128	32	32			1
32	160	32	32			1
32	192	32	32			2
32	224	32	32			2
32	256	32	32			2
32	288	32	32	14		2
27	315	27	32	22		2
27	342	27	27	28		2
24	366	24	27	32		2
			24	32		2
				32		2
				32		2
				32		2
				32		2
				32		2
				27		2
				27		2
				24		5
						6
						5
						TOTAL	$52,500

CRO Fees

Project Mgt	Site Mgt	Data Mgt	Monitoring			Monitoring
Fees	Fees	Fees	Mgt Fees	EDC Database	Monitoring Fees	Travel Expenses

$14,000	$10,400	$0	$0	$44,000	$0	$0
$14,000	$9,950	$0	$300	$1,200	$0	$700
$14,000	$9,350	$3,990	$600	$1,200	$0	$1,400
$14,000	$8,750	$7,530	$600	$1,200	$0	$1,400
$14,000	$8,300	$9,960	$300	$1,200	$0	$700
$14,000	$8,000	$11,640	$300	$1,200	$0	$700
$14,000	$8,000	$12,000	$300	$1,200	$0	$700
$14,000	$8,000	$12,000	$300	$1,200	$0	$700
$14,000	$8,000	$12,000	$600	$1,200	$0	$1,400
$14,000	$8,000	$12,000	$600	$1,200	$0	$1,400
$14,000	$8,000	$12,000	$600	$1,200	$0	$1,400
$14,000	$8,000	$14,100	$600	$1,200	$0	$1,400
$14,000	$8,000	$13,875	$600	$1,200	$0	$1,400
$14,000	$8,000	$14,325	$600	$1,200	$0	$1,400
$9,000	$8,000	$14,070	$600	$1,200	$0	$1.400
$9.000	$8,000	$6,960	$600	$1,200	$0	$1,400
$9,000	$8,000	$4,800	$600	$1,200	$0	$1,400
$9,000	$8,000	$4,800	$600	$1,200	$0	$1,400
$9,000	$8,000	$4,800	$600	$1,200	$0	$1,400
$9.000	$8,000	$4,800	$600	$1,200	$0	$1,400
$9,000	$8,000	$4,800	$600	$1,200	$0	$1,400
$9,000	$8,000	$4,050	$600	$1,200	$0	$1,400
$9,000	$8,000	$4,050	$600	$1,200	$0	$1,400
$9,000	$8,000	$3,600	$1,500	$1,200	$0	$3,500
$9,000	$8,000	$0	$1,800	$1,200	$0	$4,200
$9,000	$8,000	$0	$1,500	$1,200	$0	$3,500

$304,000	$214,750	$192,150	$16,500	$74,000	$0	$38,500